Exhibit 99.1

News Release	Investor Relations: Ann T. Scott
For Immediate Release	303-460-3537, ascott@ball.com
www.ball.com	Media Contact: Renee Robinson
303-460-2476, rarobins@ball.com

Ball Reaches Agreement with Ardagh for the Sale and Purchase of Divestment Assets

Highlights

•             Asset sale agreement reflects $3.42 billion enterprise value

•             Addresses certain regulatory requirements for the company’s acquisition of Rexam

•             Ball reaffirms annual net synergies in excess of $300 million

•             Proposed offer for Rexam expected to close by end of June 2016

BROOMFIELD, Colo., April 25, 2016 — Ball Corporation today announced it and Rexam PLC (“Rexam”) have entered into an agreement with Ardagh Group (the “Equity and Asset Purchase Agreement”) to sell select metal beverage can assets, support locations and functions in Europe, Brazil and the United States (the “Divestment Business”) for approximately $3.42 billion (subject to customary adjustments) in order to satisfy certain regulatory requirements in connection with its proposed acquisition of Rexam. Completion of the sale of the Divestment Business is subject to a number of conditions, including receipt of certain regulatory approvals and completion of Ball’s acquisition of Rexam (which requires approval of the requisite majorities of Rexam Ordinary Shareholders at the Court Meeting and General Meeting). The sale of certain European assets within the Divestment Business is subject to completion of mandatory employee consultation processes.

Pursuant to the Equity and Asset Purchase Agreement, Ball will sell seven Rexam metal beverage can manufacturing plants and one Rexam end plant in the U.S.; eight Ball beverage can manufacturing plants, two Ball end plants and two Rexam beverage can manufacturing plants in Europe; two Ball beverage can manufacturing plants in Brazil; and certain innovation and support functions in Bonn, Germany, Chester, U.K., Zurich, Switzerland, Sao Paulo, Brazil, and Chicago and Elk Grove, Illinois, in the U.S. Such divested assets had 2015 revenues of approximately $3 billion and EBITDA of approximately $375 million.

Subject to final global regulatory approvals and approval of the requisite majorities of Rexam Ordinary Shareholders at the Court Meeting and General Meeting, Ball expects to close on its proposed offer for Rexam by the end of June 2016. A further detailed timeline will be released in due course.

Assuming a successful completion of Ball’s proposed offer for Rexam, the combined Ball global metal beverage business will operate 75 metal beverage manufacturing facilities and joint ventures, as well as various support locations, in the following global regions:

•                  North and Central America — A total of 26 metal beverage manufacturing facilities, consisting of:

—           Ball’s 16 metal beverage manufacturing plants located in the U.S., Canada and Mexico;

—           Rexam’s remaining six beverage can manufacturing plants and one end plant in the U.S. and Mexico;

—           One Ball joint venture in North America and two Rexam joint ventures in Central America;

—           North and Central America regional office and innovation center operating from Ball’s existing Westminster, Colorado, locations.

•                  Europe and Russia — A total of 21 metal beverage manufacturing facilities, including:

—           Ball’s metal beverage can manufacturing plants in Bierne, France, and Belgrade, Serbia, and end manufacturing plant in Lublin, Poland;

—           Rexam’s remaining 12 beverage can manufacturing plants, one can and end plant, and two end plants in Europe;

—           Two Rexam can plants and one can and end plant in Russia;

—           European regional office operating from Rexam’s existing Luton location and Rexam’s existing Tongwell engineering centre, both in the United Kingdom.

•                  South America: A total of 14 metal beverage manufacturing facilities, including:

—           Ball’s metal beverage can and end manufacturing plant in Três Rios and end plant in Simões Filho, Brazil;

—           Rexam’s 12 existing beverage manufacturing plants in Brazil, Argentina and Chile;

—           South American regional office located in Rexam’s existing Rio de Janeiro, Brazil, office.

•                  Asia, Middle East and Africa (“AMEA”): A total of 14 metal beverage manufacturing facilities, including:

—           Ball’s four beverage can manufacturing plants in China and one in Myanmar;

—           Three Rexam beverage can manufacturing plants in India, Egypt and Turkey;

—           Two Ball joint ventures in Thailand and Vietnam, as well as Rexam’s four joint venture facilities in Saudi Arabia and South Korea;

—           Regional offices operating from Ball’s Hong Kong location and Rexam’s existing Dubai location.

Assuming a successful completion of the transaction, Ball will remain a New York Stock Exchange listed company domiciled in the U.S. with global headquarters in Broomfield, Colorado.

In addition, Ball believes that after the consummation of the acquisition of Rexam PLC and taking into account the disposal of the Divestment Business, it will be able to achieve net annual cost synergies in excess of $300 million by the end of the third financial year.

As set out in the announcement on February 19, 2015 (the “Announcement”), the recommended offer for the entire issued and to be issued ordinary share capital of Rexam by Ball UK Acquisition Limited (the “Offer”) is subject to the satisfaction or waiver of a pre-condition relating to the receipt of anti-trust clearances or the expiry of applicable waiting periods in the EU and the U.S. (the “Pre-Condition”). Ball today confirmed that the Pre-Condition is waived and that it and Rexam intend to publish the Scheme Document and Prospectus within approximately 28 days.

The Announcement also specified that completion of the Offer will be subject to a condition that the level of divestitures does not give rise to an “Anti-trust Material Adverse Effect” (the “Divestiture Condition”). “Anti-trust Material Adverse Effect” means to sell, divest or to otherwise dispose of, any can production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of US$1.58 billion during the twelve months ended December 31, 2014.

Ball today confirms that, notwithstanding that the Divestment Business generated revenue in excess of US$1.58 billion during the twelve months ended December 31, 2014, it is conditionally waiving the Divestiture Condition, such waiver being conditional upon: (a) Ball being satisfied that the sale of the Divestment Business will be completed in accordance with the terms of the executed Equity and Asset Purchase Agreement (with any decision that it is not so satisfied being subject to the prior approval of the Panel) and (b) the conditions to completion of the sale of the Divestment Business in the executed Equity and Asset Purchase Agreement (other than the completion of the Offer and requisite pre-sale reorganisation steps) having been satisfied or waived prior to the Court hearing to sanction the Scheme of Arrangement.

Defined terms used in this press release have the same meanings as in the Announcement, unless otherwise defined herein.

Goldman, Sachs & Co. is representing Ball Corporation as exclusive financial advisor in connection with the sale of the Divestment Business, and Greenhill & Co. International LLP is representing Ball as lead financial advisor in connection with Ball’s proposed offer for Rexam, with Skadden, Arps, Slate, Meagher & Flom acting as lead legal advisor, and Axinn, Veltrop and Harkrider acting as lead antitrust advisor.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 15,200 people worldwide and reported 2015 sales of $8.0 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) - EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is used to evaluate operating performance.

Non-GAAP Measures - Non-GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Twelve Months Ended
(US$ in millions)	December 31, 2015

Net earnings of Divestment Business	$193
Add: Net earnings attributable to noncontrolling interests	—
Net earnings	193
Less: Equity in results of affiliates, net of tax	—
Add: Tax provision	79
Earnings before taxes	272
Add: Total interest expense	—
Earnings before interest and taxes	272
Add: Depreciation and amortization	106
EBITDA	$378

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost  reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals; and failure to complete the sale of the Divestment Business.

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